Exhibit 10.2

DETROIT DIESEL

DISTRIBUTOR AGREEMENT

Additional Provisions

Applicable To

Distributor Agreement

Table of Contents

ARTICLE 1.		Glossary of Terms
ARTICLE 2.		Company Rights and Responsibilities
2.1	General
2.2	Products and Parts
2.3	Distributors, branches and Authorized Dealers
	2.3.1	Number and Location
	2.3.2	Character of Changes
2.4	Sales to Distributor
	2.4.1	Orders
	2.4.2	Prices and Terms of Sale
	2.4.3	Shipments
	2.4.4	Warranties on Products or Parts
	2.4.5	Change in or Discontinuance of Products or Parts
2.5	Assistance to Distributors
	2.5.1	Counseling
	2.5.2	Manuals, Bulletins and Materials
	2.5.3	Advertising and Sales Promotion
	2.5.4	Training
	2.5.5	Engineering
2.6	Payment and Compensation for Performance of Specified Responsibilities
	2.6.1	Payment for Performance of Service Responsibilities
	2.6.2	Compensation of Performance of Specified Responsibilities
ARTICLE 3.		Distributor Sales Responsibilities
3.1	Retail Sales, Wholesale Sales and Sales Promotion Activities
3.2	Sales Efforts
3.3	Application and Installation
3.4	Sales Performance Evaluation
3.5	Distribution and Sale of Products and Parts
3.6	Sales Outside Area of Responsibility
	3.6.1	Service commission for Sales Outside Area of Responsibility
	3.6.2	Excluded Sales
	3.6.3	Resolution of Disputes
ARTICLE 4.		Distributor Service Responsibilities
4.1	General Responsibility
4.2	Warranties
4.3	Warranty, Special Policy and Campaign Repairs
4.4	Representations as to Parts
4.5	Start-Up Inspections
4.6	Service Performance Evaluation
ARTICLE 5.		Authorized Dealers
5.1	Appointments
5.2	Failure to Appoint
5.3	Administration of Authorized Dealers
ARTICLE 6.		Distributor Requirements
6.1	Distributorship Locations and Premises
	6.1.1	Establishment of Distributorship Locations and Premises
	6.1.2	Establishment of Distributor Branches
	6.1.3	Execution of Distributorship Locations and Premises Addendum
	6.1.4	Changes Proposed
	6.1.5	Business Hours
	6.1.6	Signs
	6.1.7	Distributor Name
6.2	Capital
6.3	Personnel
6.4	Inventory
6.6	Training
6.5	Government Regulations
6.7	Accounting System, Records, Reports and Audits
6.8	Distributor Marketing Plans
6.9	Trademarks and Service Marks
	6.9.1	Ownership
	6.9.2	Display and Use of Marks
	6.9.3	Discontinuance of Use Upon Termination
	6.9.4	Not to be Registered by Distributor
	6.9.5	Liability for Failure to Discontinue Use
ARTICLE 7.		Termination
7.1	Termination of Agreement
	7.1.1	Termination by Distributor
	7.1.2	Termination Due to Certain Acts or Events
	7.1.3	Termination for Failure of Performance
	7.1.4	Termination Due to Death or Incapacity
	7.1.5	Termination for Failure to be Licensed
	7.1.6	Termination by Agreement
	7.1.7	Reliance on Any Applicable Termination Provision
7.2	Transactions After Termination
	7.2.1	Effect of Termination on Orders
	7.2.2	Termination Deliveries
	7.2.3	Effect of Transactions After Termination
ARTICLE 8.		Termination Assistance
8.1	Deferral of Effective Date of Termination
8.2	Purchase of Personal Property
	8.2.1	Company’s Obligations
	8.2.2	Responsibilities of Distributor
	8.2.3	Payment by Company
	8.2.4	Assignment of Rights
8.3	Assistance on Distributorship Premises
	8.3.1	Company’s Obligations
	8.3.2	Owned Distributorship Premises
	8.3.3	Leased Distributorship Premises
	8.3.4	Reasonable Rent and Reasonable Price
	8.3.5	Limitations on Obligation to Provide Assistance

ARTICLE 9.		Successor and Replacement Distributor
9.1	Rights of Company
	9.1.1	Selection of Distributors
	9.1.2	Review of Applications
9.2	Succession Rights Upon Death or Incapacity
	9.2.1	Rights Under Successor Addendum
	9.2.2	Rights of Remaining Distributor Principal Managers and Owners
	9.2.3	Successor Distributor Requirements
	9.2.4	New Successor Addendum
9.3	Other Changes in Management and Ownership or Sale of Assets
ARTICLE 10.		General Provisions
10.1	No Agent or Legal Representative
10.2	Distributor’s Responsibility for Its Operations
10.3	Taxes
10.4	Indemnification by Company
10.5	Notices
10.6	No Implied Waivers
10.7	Assignment of Rights
10.8	Accounts Payable
10.9	Applicable Law
10.10	Sole Agreement of Parties
10.11	New and Superseding Agreements
10.12	Captions
10.13	Severability
10.14	Language

Article 1.  Glossary of Terms

Affiliated Company

Any company in which Detroit Diesel Corporation has a direct or indirect ownership interest, as well as Freightliner LLC and its subsidiaries, or such other DaimlerChrysler company responsible for manufacturing or selling the 2007 engines referred to in Article 2.2

Agreement

The Distributor Agreement that is executed by Distributor and Company, the Additional Provisions, and all related Addenda.

Area of Responsibility

The area described in the Area of Responsibility Addendum to this Agreement as established by Company from time to time.

Authorized Dealer

A business entity with whom Distributor has executed a form of dealer agreement provided or approved by Company, pursuant to Article 5 of this Agreement.

Detroit Diesel Distributor

A business entity which is a party to a Distributor Agreement with Company or an Affiliated Company for any or all of the Products described in the Products Addendum.

Detroit Diesel Remanufacturing Corporation (“DDR”)

A company or facility which has been authorized by Company to remanufacture and market reliabilt Parts.

Direct Dealer

A business entity with whom Company or Affiliated Company has directly executed a dealer agreement for any or all of the Products and/or Parts.

Distributorship Location(s)

The location(s) approved by Company for the conduct of Distributorship Operations as identified on the Distributorship Locations and Premises Addendum.

Distributorship Operations

The functions, responsibilities, operations, and activities that are contemplated by this Agreement, including any optional activities undertaken by Distributor in connection with Products and Parts.

Distributorship Premises

The facilities approved by Company at the Distributorship Location(s) for the conduct of the Distributorship Operations as identified on the Distributorship Locations and Premises Addendum.

Marks

The various trademarks, service marks, names and designs owned by or licensed to Company, or an Affiliated Company, and used in connection with Products and Parts.

Parts

New parts or reliabilt remanufactured parts which are marketed by or for Company for use in connection with Products and which are listed in current parts catalogs, price schedules and supplements thereto furnished by Company and DDR.

Products

The new engines that are described in the Products Addendum, plus reliabilt Products and all past products marketed under the same trade name.

Principal Manager(s)

The individual manager(s) of Distributor identified in the Management and Ownership Addendum approved by Company upon whose personal service Company relies in entering into this Agreement.

Principal Owner(s)

Owner(s) of Distributor upon whose stated record and beneficial ownership interests in Distributor, as set forth in the Management and Ownership Addendum, Company relies in entering into this Agreement.

reliabilt Products and reliabilt Parts

Used Products and Parts which have been remanufactured under license agreements executed by Company and which are marketed by Company, DDR or Detroit Diesel Distributors under the “reliabilt” trademark.

Service Policy Manual

The manual of that name furnished by Company to Distributor, as modified by change notices, letters or revision sheets.

Terms of Sale Bulletins

Bulletins furnished by Company to Distributor setting forth the terms of sale and other provisions that apply to sales of Products and Parts by Company to Distributors as issued from time to time or as modified by any change notices, letters or revision sheets.

Article 2. Company Rights and Responsibilities

2.1          General

Company is responsible for determining which products it will market and the methods it will use to sell those products to Detroit Diesel Distributors or other customers.

2.2          Products and Parts

Company will furnish Distributor with a Products Addendum identifying Products and Parts available for purchase by Distributor.  During the term of this Agreement, the applicable Products Addendum, whether original or a superceding version, will include all current medium and heavy-duty Detroit Diesel or MBE engines for on-highway applications which are manufactured by or for Company and offered for sale in North America by Company or Affiliated Company and will include Parts for such engines, as well as engines previously manufactured by or for Company for which Parts are currently offered for sale.  In addition, the Products Addendum shall be amended to add the engines currently in development to meet the 2007 on-highway USEPA emissions standards in models of 9-litre, 12-litre and 14.8-litre displacements (or production derivatives of similar displacement) when such engines are offered for sale by Company or Affiliated Company either as loose engines or installed in on-highway vehicles sold in North America.

Company may determine additional Products and/or Parts it will sell to Distributor and will identify those additional Products and/or Parts in the Products Addendum.  Any such additional Products and/or Parts may be added to or deleted from the Products Addendum by Company by furnishing Distributor with a new Products Addendum.

2.3          Distributors, Branches and Authorized Dealers

2.3.1       Number and Location

Company is responsible for determining the number and location of Detroit Diesel Distributors, branches and Authorized Dealers. Distributor will not establish a branch or other location for the conduct of Distributorship Operations or appoint an Authorized Dealer without the prior written approval of Company.

2.3.2       Character of Changes

Company reserves the right to (a) reassign a portion of the Area of Responsibility to another Detroit Diesel Distributor; and/or (b) establish an additional Detroit Diesel Distributor in the Area of Responsibility.

If Company believes any such changes are appropriate, Company and Distributor shall endeavor to reach agreement reflecting the changes to be effected, the manner in which they will be accomplished, and the time period for completing such changes.

If Company determines in its sole discretion that agreement satisfactory to Company cannot be reached with Distributor, Company shall notify Distributor in writing of the changes that it will put into effect and the timing of such changes.

As a result of any such changes effected by Company, Company shall furnish to Distributor a new Area of Responsibility Addendum, as required.

If the portion of the Area of Responsibility deleted from Distributors previous Area of Responsibility contains any approved Distributor Location(s) then Company will repurchase Products and Parts and signs in accordance with Article 8.2 and will provide premises assistance in accordance with Article 8.3 of this Agreement.

2.4          Sales to Distributor

2.4.1       Orders

Distributor shall submit orders for Products and Parts in accordance with ordering procedures furnished Distributor by Company. Distributor’s orders are not binding until accepted by Company and may be canceled by Distributor until that time. After Company’s acceptance of an order, Distributor may not modify or cancel such order without the written consent of Company, except in the case of a price increase as provided in this Article 2.4.  Company may establish a reasonable cancellation charge to be paid by Distributor.

If the productive capacity of Company’s manufacturing sources are insufficient at any time to meet the demand for Products or Parts, Company will endeavor to distribute Products and Parts in a fair and equitable manner.

Company will not be liable for any delay or failure to deliver Products and Parts where caused, in whole or in part, by:

(a)          any strike or labor trouble affecting operations of Company, Affiliated Companies or their suppliers;

(b)         any shortage or curtailment of utilities, materials, transportation or labor or any shortage or damage to the facilities of Company, Affiliated Companies or their suppliers;

(c)          any act of government, including the enactment of laws or regulations or issuance of judicial or administrative injunctions or orders;

(d)         any curtailment or discontinuance of production by Company, Affiliated Companies or their suppliers;

(e)          any cause beyond the control of Company, Affiliated Companies or their suppliers.

2.4.2       Prices and Terms of Sale

Prices, charges, discounts, allowances and other terms of sale applicable to purchases of Products and Parts will be those established by Company in pricing publications and the Terms of Sale Bulletins in effect at the time of shipment to Distributor. Company has the right to change the prices, charges, discounts, allowances and other terms of sale for Products and Parts at any time.

Company will give written notice to Distributor of any price increase before shipping any Products to which such increase applies.  Distributor may cancel or modify the affected orders for Products by delivering a written notice of cancellation to Company within 20 days of receipt of Company’s announcement of such price increase.

Company agrees that it will sell Products and/or Parts to Distributor at prices or terms of sale no less favorable than those offered to any Authorized Dealer or Direct Dealer within Distributor’s Area of Responsibility without the express prior approval of Distributor.

2.4.3       Shipments

Unless otherwise agreed, Company shall arrange for shipment services on Distributor’s behalf and account.  Products and Parts will be shipped to Distributorship Locations or other locations authorized by Company. Company shall not be liable for any delays, losses or damages in shipment.

If any Products or Parts ordered by Distributor are diverted or returned because of Distributor’s delay or failure to accept delivery, Distributor will pay any additional costs incurred by Company as a result of such diversion or return.

2.4.4       Warranties on Products or Parts

Company warrants new Products and Parts as set forth in documents containing those warranties that Company provides with such Products and as set forth in the Service Policy Manual.

EXCEPT AS OTHERWISE PROVIDED BY LAW, THE WRITTEN SELLER’S WARRANTIES ARE THE ONLY WARRANTIES APPLICABLE TO NEW PRODUCTS AND PARTS.  WITH RESPECT TO DISTRIBUTOR, SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR LIABILITIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY LIABILITY FOR COMMERCIAL LOSSES BASED UPON NEGLIGENCE OR MANUFACTURER’S STRICT LIABILITY.  EXCEPT AS MAY BE PROVIDED UNDER AN ESTABLISHED SELLER’S PROGRAM OR PROCEDURE, COMPANY NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OTHER OBLIGATION OR LIABILITY IN CONNECTION WITH PRODUCTS AND PARTS, AND COMPANY’S MAXIMUM LIABILITY IS TO REPAIR OR REPLACE THE PRODUCT OR PART.

2.4.5       Change in or Discontinuance of Products or Parts

Company may discontinue any Products or Parts or lines of Products or Parts or change the design or specifications of any Products or Parts at any time without notice and without incurring any obligation to Distributor.

Company may install any equipment or accessories or incorporate any design features required by law on any Products or Parts ordered by Distributor, whether or not such items or features are included in Distributor’s order.

2.5          Assistance to Distributors

2.5.1       Counseling

Company shall counsel Distributor on sales, service and other related matters.

2.5.2       Manuals, Bulletins and Materials

Company shall provide Distributor with manuals, bulletins and other materials considered appropriate by Company and will inform Distributor of any applicable charges.

2.5.3       Advertising and Sales Promotion

Company shall make advertising and sales promotion programs and materials available to Distributor as considered appropriate by Company and will inform Distributor of any applicable charges.

2.5.4       Training

Company shall provide training programs and materials considered appropriate by Company to assist Distributor in fulfilling its responsibilities to train personnel of Distributor, Authorized Dealer(s) and Product users.  Company shall inform Distributor of any applicable charges. Company shall not be responsible for any compensation payable to personnel of Distributor, Authorized Dealer(s) or Product users while attending such courses or for related travel and living expenses.

2.5.5       Engineering

Company may provide Product application guidelines and/or consulting engineering service to Distributor.  Distributor’s responsibility for proper installation and application shall remain the same as provided in Article 3.3.

Company acknowledges that some third parties who acquire Products or Parts from Distributor may install or apply such Products or Parts independent of Distributor and that, in such instances, Distributor shall have no application or installation responsibility to such third parties or the owner/user of such Products and Parts.

2.6                               Payment and Compensation for Performance of Specified Responsibilities

2.6.1       Payment for Performance of Service Responsibilities

Company will pay Distributor for the replacement of Parts or will provide Distributor with the Parts required and pay for labor in accordance with the applicable provisions of the Service Policy Manual for all warranty repairs, special policy adjustments and campaign inspections or corrections performed directly by Distributor in its conduct of service operations.

Company will pay Distributor in accordance with the Service Policy Manual for approved claims submitted by Distributor on behalf of Authorized Dealers in connection with their performance of warranty repairs, special policy adjustments and campaign inspections and corrections for Products and Parts for which such Authorized Dealers have service responsibilities.

2.6.2       Compensation for Performance of Specified Responsibilities

Company will compensate Distributor, as provided in appropriate manuals, bulletins and letters furnished Distributor by Company, for the performance of specified services that may include indirect sales activities, sales promotion, dealer development, dealer technical support,  dealer parts support and distribution functions.

Company and Distributor acknowledge that Company has used such payments as a mechanism for compensating Distributor for specified services performed to support Authorized Dealers and direct Dealers.  Distributor acknowledges that Company reserves the right to change the method and amount of compensation.  Company agrees to advise Distributor of the details of any such change at least ninety (90) days in advance of implementation of any such change.

Article 3.  Distributor Sales Responsibilities

3.1          Retail Sales, Wholesale Sales and Sales Promotion Activities

Distributor shall aggressively and effectively perform the following sales activities in the Area of Responsibility:

(a)          retail sales of Products and Parts to users and prospective users.

(b)         wholesale sales of Products and Parts to original equipment manufacturers (OEM), and Authorized Dealers.

(c)          promote purchases by dealers, users and potential users of OEM products equipped with Products.

Distributor acknowledges that Company has reserved the right to sell Products and Parts directly to any customers, including but not limited to, OEM’s.  However, nothing in this Agreement shall be construed to restrict the right of Distributor to sell any Product or Parts to any customers within the Area of Responsibility, including OEM’s.

3.2          Sales Efforts

In furtherance of its responsibilities, Distributor shall:

(a)          employ a force of trained management and sales personnel considered adequate by Company;

(b)         build and maintain customer confidence and satisfaction;

(c)          establish and maintain regular contacts with prospective purchasers of Products and Parts and equipment using Products and with others who influence purchases;

(d)         employ effective ethical sales, advertising and promotion programs and activities; and

(e)          actively participate in industry and trade associations and support programs for exhibiting and demonstrating Products.

3.3          Application and Installation

Distributor shall be responsible for proper application and installation, and for supervision of proper application and installation by a third party where appropriate, of all Products sold by Distributor.

Company acknowledges that some third parties who acquire Products or Parts from Distributor may install or apply such Products or Parts independent of Distributor and that, in such instances, Distributor shall have no application or installation responsibility to such third parties or the owner/user of such Products and Parts.

However, Company assumes no responsibility for the proper application or installation of any Products or Parts sold by Distributor.

Distributor shall provide Company all information including End Product Questionnaires (EPQ) requested concerning applications, modifications and installations of Products.  Failures resulting from improper application, modification or installation are not the responsibility of Company. Distributor will reimburse Company for any expenses or other liabilities incurred by Company as a result of Distributor’s improper application, modification or installation of Products.

3.4          Sales Performance Evaluation

Distributor’s sales performance will be evaluated by Company based upon Distributor’s sales achievement as compared to sales objectives established by Company for Distributor and to the sales achievement of other Detroit Diesel Distributors.

In addition, Company will consider other relevant factors including, but not limited to:

(a)          the trend of Distributor’s sales performance;

(b)         the manner in which Distributor has conducted sales operations, including advertising, sales promotion and treatment of customers;

(c)          sales resulting from Distributor’s efforts to support Company sales to OEM’s;

(d)         the manner in which Distributor has submitted orders for Products;

(e)          availability of Products to Distributor; and

(f)            significant local conditions that may have affected Distributor’s performance.

3.5          Distribution and Sale of Products and Parts

In the distribution or sale of new, rebuilt or remanufactured engines, or new, rebuilt or remanufactured components or new service parts for engines or in the servicing of engines, Distributor shall exclusively promote, sell, use and service Products and Parts in Distributorship Premises, unless otherwise agreed by Company.

Distributor may sell or promote at Distributor Locations products and parts which do not compete with Products and/or Parts marketed by Company if Distributor provides notice to Company of its intention to do so reasonably in advance of the commencement of such activity and if Distributor is otherwise in compliance with its responsibilities under this Agreement.  This provision does not restrict Distributor from conducting any business at any facility other than Distributor Locations.

After January 1, 2006, Distributor may request that Company waive the limitations of Article 3.5 and sell or promote competitive products and parts. Company will decide in its sole discretion whether to consent to the waiver.  If Company does consent and Article 3.5 is waived, Distributor will no longer be entitled to the assistance on distributorship premises set forth in Article 8.3, which provisions will be ineffective.

In the event Distributor is authorized by any Affiliated Company to supply parts and service support for products sold by Affiliated Company, Company will not unreasonably withhold its approval of Distributor activities relating to the products and components of Affiliated Company.

3.6          Sales Outside Area of Responsibility

3.6.1       Service Commission for Sales Outside Area of Responsibility

Distributor agrees that on sales of any Products by Distributor, directly to customers outside the Area of Responsibility, or directly or indirectly to customers whose initial substantial use of the Products will be outside the Area of Responsibility including, but not limited to, sales outside the United States of America, it will pay or cause to be paid to the Detroit Diesel Distributor in whose area of responsibility the Products are sold, or where their initial substantial use occurs, a service com-mission as defined by and in accordance with applicable provisions of the Service Policy Manual.

Distributor agrees to accept charges against its accounts with Company and other Detroit Diesel Distributors in implementing this Article 3.6.  Distributor acknowledges that in actions taken by Company in implementing this Article 3.6 and remitting a service commission to the Detroit Diesel Distributor in whose area of responsibility a sale of a Product by a Detroit Diesel Distributor has taken place, or where the initial substantial use of the Product sold by Detroit Diesel Distributor occurs, Company shall act in sole capacity of an accommodation transferor, but without liability to either party, except for its gross negligence, or assurance that such service commission, disputed or undisputed, shall be paid.

Company shall effect such payment on behalf of Distributor by charging Distributor’s account with Company with the amount of the service commission and crediting the other Detroit Diesel Distributor’s account with Company with the amount so charged.

3.6.2       Excluded Sales

In view of the active and effective efforts required of a Detroit Diesel Distributor to continuously promote and sell Products, and such sale, or the initial substantial use, of a Product may occur outside the selling Detroit Diesel Distributor’s area of responsibility, a service commission on the sale of the Product shall not be paid if (i) the purchaser has a bona fide purchasing office, as solely determined by Company, in the selling Detroit Diesel Distributor’s area of responsibility or (ii) if the Product is installed in a vehicle or end-product owned or operated by the customer and located in the selling Detroit Diesel Distributor’s area of responsibility at time of installation, or (iii) the Product is a qualified product as listed on the selling Detroit Diesel Distributor’s Qualified Products and OEM’s Addendum, or (iv) the customer is a qualified OEM as listed on the selling Detroit Diesel Distributor’s Qualified Products and OEM’s Addendum or Company has specifically exempted a sales transaction from this provision prior to the execution of the sale.

In addition, a service commission shall not be paid (i) on sales of Products to the governments or certain agencies of the United States of America or the Dominion of Canada or to certain governmental units thereof, as Company, from time to time, will delineate, for use by such government or agencies, or (ii) if the sale is to a customer who is an authorized Detroit Diesel Distributor and the selling Detroit Diesel Distributor is not in default under the distributor agreement.

3.6.3       Resolution of Disputes

Distributor agrees to accept and abide by Company’s decision in disputes arising with respect to service commissions payable pursuant to the section.

Article 4.  Distributor Service Responsibilities

4.1          General Responsibility

Distributor agrees to perform directly and through Authorized Dealers, the service obligations of Company, Distributor and Authorized Dealers on all Products in the Area of Responsibility, regardless of origin of purchase.  This work will be performed promptly, in a good and workmanlike manner and in accordance with the Service Policy Manual and other publications provided by Company.

Except as authorized by Company, neither Distributor nor any Authorized Dealer shall charge a customer for parts or service for which Distributor or Authorized Dealer will be paid by Company or another Detroit Diesel Distributor.

In furtherance of its service responsibilities, Distributor shall, at each Distributorship Location:

(a)          employ a force of trained management and service technicians who are accredited and trained on all current Products for which Distributor is authorized by this Agreement to service;

(b)         establish and maintain service facilities satisfactory in appearance and size for the conduct of service operations;

(c)          maintain current applicable service information;

(d)         provide and maintain tools and equipment considered necessary by Company, including at least those listed in the Special Service Tool and Equipment Lists, Distributor Training Standards Manual and other applicable bulletins for all Products for which Distributor is authorized by this Agreement to service; and

(e)          provide and maintain properly equipped service vehicles or other means of providing satisfactory customer service.

4.2          Warranties

Distributor shall deliver, and shall require Authorized Dealers to deliver, a copy of the warranty applicable to Products or Parts to each customer purchasing a Product or Part and shall explain the provisions to any customer requesting such explanation.  Such warranty shall be delivered at the time of sale, but not later than the time of delivery, of the Product or Part to the customer.

Distributor shall explain and cause its Authorized Dealers to explain to customers the proper operation instructions and requirements for Products.

4.3          Warranty, Special Policy and Campaign Repairs

Distributor shall perform and shall cause its Authorized Dealers to perform, in accordance with the Service Policy Manual, (a) warranty repairs on all Products and Parts qualifying for such repairs; (b) special policy adjustments approved by Company; and (c) campaign inspections and corrections that are directed by Company on Products and Parts.

In performing the above work, Distributor will, unless otherwise authorized in writing by Company, use only Parts. Distributor shall provide and shall cause its Authorized Dealers to provide to each customer a copy of the repair order for the above work.

4.4          Representations as to Parts

Distributor shall not, and shall assure that Authorized Dealers shall not, represent parts not marketed by Company as Parts marketed by Company.

4.5          Service Performance Evaluation

Distributor’s service performance will be evaluated by Company based upon, but not limited to, the following factors:

(a)          customer confidence and satisfaction;

(b)         the manner and efficiency in which Distributor conducts service operations;

(c)          the adequacy of facilities, tools and equipment, and personnel;

(d)         the effectiveness of its Authorized Dealers;

(e)          accuracy of claims and processing of Applications for Adjustment (“AFA”) or other payments to dealers and customers; and

(f)            availability of Parts for service operations.

Article 5.  Authorized Dealers

5.1          Appointments

Distributor and Company recognize that for Distributor to properly fulfill its service, sales and promotional responsibilities relating to Products and Parts, it may be necessary for Distributor to appoint qualified dealers at locations selected by Company or proposed by Distributor in the Area of Responsibility. Each such dealer may be required to be owned and operated independently of Distributor and its employees and owners and each appointment is subject to approval by Company.

When each such dealer has executed with Distributor a form of dealer agreement provided or approved by Company, Company will confirm its approval in writing to Distributor.

5.2          Failure to Appoint

If Distributor fails to appoint a qualified dealer approved by Company or at a location requested by Company within ninety (90) days after receipt of such written request, Company or Affiliated Company may appoint a dealer directly as a Direct Dealer.  Unless otherwise agreed to by Distributor, Distributor will not be responsible for the training, support and development of any Direct Dealer appointed in Distributor’s Area of Responsibility.

5.3          Administration of Authorized Dealers

Distributor shall provide an adequate number of capable employees to administer and advise Authorized Dealers in all phases of their operations.

Distributor shall assure that the qualifications of each Authorized Dealer are maintained to adequately support customer needs for Products designated in the dealer agreement and for Parts.

Distributor is responsible for training Authorized Dealer personnel in procedures and techniques applicable to the sales and service of such designated Products and Parts.

Company personnel have the right to contact Authorized Dealers directly to determine the manner in which they perform their responsibilities and to provide assistance as appropriate.

Article 6.  Distributor

Requirements

6.1          Distributorship Locations and Premises

6.1.1       Establishment of Distributorship Locations and Premises

Distributor will establish and maintain Distributorship Premises at the Distributorship Location(s) approved by Company.  Such Distributor Premises shall be acceptable to Company in appearance, functionality, trademarks, cleanliness, and neatness, and adequate in size and properly equipped for the conduct of Distributorship Operations.

Further, Distributor shall not, without prior written approval of Company, conduct, or allow any other person or entity to conduct, any activities in conflict with Distributor Operations at any Distributorship Location or within any building located on the property leased or owned by Distributor.

6.1.2       Establishment of Distributor Branches

Distributor will, upon written request by Company, establish Distributorship Premises at a branch location(s) selected by Company for the conduct of Distributorship Operations. Each such branch shall be operated by Distributor. The appointment by Distributor of an Authorized Dealer will not fulfill Distributor’s responsibility to establish a branch location requested by Company.

If Distributor fails to establish a branch within six (6) months after receipt of a written request from Company, Company may change the Area of Responsibility, establish an additional Detroit Diesel Distributor or directly appoint a dealer at such location.

6.1.3       Execution of Distributorship Locations and Premises Addendum

The Distributorship Locations and Distributorship Premises, including branch locations established by Distributor at the request of Company, and the purposes for which such Premises will be used, will be reflected in a Distributorship Locations and Premises Addendum executed by Distributor and Company. Distributor, or any of its owners, will not conduct any of the Distributorship Operations at any location that is not reflected in such Addendum.

6.1.4       Changes Proposed

If Distributor desires to establish, change or eliminate any Distributorship Premises or change the use of any Distributorship Premises, it shall advise Company in writing and obtain prior written approval of any such change. Any such change approved by Company shall be reflected, when implemented, in a new and superseding Distributorship Locations and Premises Addendum.

Company and Distributor acknowledge that Company and Affiliated Companies are contemplating making changes in the manner in which Parts are distributed an in the appointment and support of dealers.  Changes which may occur that could affect Distributor operations include pricing changes, functional compensation and specified service or support functions. If a Distributor in the exercise of reasonable business judgment determines that such a change causes a financial deterioration of a Distributor Location and Distributor requests permission of Company to close or downsize the affected Distributor Location, Company will not unreasonably withhold such approval.

If Distributor does not obtain such prior written approval, Company may terminate this Agreement. In any event, Company may exercise its right under Article 2.3.2 to modify the Area of Responsibility or appoint an additional Distributor.

6.1.5       Business Hours

Distributor shall maintain its Distributorship Premises open to serve customers during all days and hours which are customary in the trade and lawful and necessary to properly serve customers in the Area of Responsibility. Distributor shall provide emergency service in the Area of Responsibility on a seven (7) day per week, twenty four (24) hour per day basis.

6.1.6       Signs

Distributor shall install and maintain, at its own expense, only signs approved by Company at the Distributorship Premises and assure that the Authorized Dealers utilize signs approved by Company.

6.1.7       Distributor Name

Distributor’s business name must be approved in writing by Company.

6.2          Capital

Distributor shall provide working and equity capital as mutually agreed upon by Company and Distributor to adequately fulfill Distributor’s responsibilities under this Agreement.

6.3          Personnel

Distributor shall provide competent management and a sufficient staff of personnel who are adequately trained to perform the Distributor’s responsibilities under this Agreement.

6.4          Inventory

Distributor shall maintain an inventory of Products and Parts adequate to meet the needs of Authorized Dealers and other customers located in the Area of Responsibility.

Distributor will assure that Authorized Dealers maintain an inventory of Parts considered adequate by Distributor to meet the needs of Dealers’ customers.

6.5          Government Regulations

Distributor and Company will provide each other with such information and assistance as reasonably requested to facilitate compliance with government laws, regulations and orders relating to Products and Parts.  Distributor shall be responsible for complying with applicable laws, regulations and orders.

Company and its suppliers shall not be required to change their materials, designs, or production processes in any way to meet such regulations, but shall endeavor to achieve Product and Part conformance where, in their sole judgment, such conformance is practical and is economically justified.

6.6          Training

In order to maintain and develop qualified personnel, Distributor shall send appropriate personnel, at its own expense, to conferences and training programs provided by Company.

Distributor shall establish and maintain training programs recommended by Company devoted to training personnel of Distributor, Authorized Dealer(s) and Product users.

6.7          Accounting System, Records, Reports and Audits

Distributor agrees to maintain accounting systems in a manner approved by Company. Distributor further agrees to furnish to Company complete and accurate financial statements on a periodic basis as required by Company in a form satisfactory to Company, including upon request, an annual audited financial statement for Distributorship, and if applicable, subsidiary or parent companies.

Distributor shall maintain complete and accurate sales, service, parts, training and other appropriate records designated by Company in a form satisfactory to Company and shall cause its Authorized Dealers to maintain similar records. Distributor agrees to maintain such records and to cause its Authorized Dealers to maintain similar records for a minimum period of two (2) years in a form satisfactory to Company.

Distributor authorizes, and will cause each Authorized Dealer to permit, any designated representative of Company to examine, audit, reproduce and take copies of any Distributor or Authorized Dealer accounts and records required under this Agreement or under the authorized dealer agreement provided or approved by Company.

Company will not furnish any data submitted by Distributor to any third party unless authorized by Distributor or required by law, or pertinent to judicial or government administrative proceedings.  Further, Company will not furnish to any Affiliated Company, without the express prior approval of Distributor, data submitted by Distributor other than data related specifically to Products and Parts.

Distributor agrees to furnish, upon reasonable notice during regular business hours, when requested by Company, accurate information covering Distributor’s sales of Products and Parts and reliable forecasts of Distributor’s requirements for Products and Parts.

6.8          Distributor Business Plans

Using the outline furnished by Company, Distributor shall submit to Company a distributor business plan covering the items specified in such outline. A distributor business plan shall be prepared and submitted for each calendar year or for such other period as may be specified by

Company. Company will advise Distributor in writing of any recommended changes in such plan.

Distributor’s performance will be evaluated by Company on the basis of how effectively it has met the goals and objectives set forth in the distributor business plan, including any recommendations made thereon in writing by Company. Additionally, consideration will be given to the manner in which Distributor has fulfilled its sales, service and premises responsibilities. Such evaluation will also consider performance of Authorized Dealers.

6.9          Trademarks and Service Marks

6.9.1       Ownership

Distributor acknowledges and will cause each Authorized Dealer to acknowledge that Company, or an Affiliated Company is the exclusive owner or the authorized licensee of the various trademarks, service marks, names and designs used in connection with Products and Parts (herein called Marks).

6.9.2       Display and Use of Marks

Distributor is granted and Distributor will grant each Authorized Dealer the non-exclusive right to display such Marks in the conduct of Distributorship Operations by Distributor and sales and service operations relating to Products and Parts by Authorized Dealers. Distributor will discontinue and will cause an Authorized Dealer to discontinue the display or use of any such mark or change the manner in which any such Mark is displayed or used when requested to do so by Company. Distributor will not use or permit Authorized Dealers to use any Mark as part of the name under which the business of Distributor or an Authorized Dealer, or any company affiliated with Distributor or an Authorized Dealer, is conducted without the prior written approval of Company. Any such approval by Company shall be automatically rescinded upon the expiration or termination of this Agreement.

During the term of this Agreement, Distributor will not use and will not permit an Authorized Dealer to use any mark or name so resembling such Marks as to be likely to confuse or deceive.

Distributor shall not remove or alter Marks or other identifications used on or in connection with any Product or add any Marks or other identification without Company’s prior approval.

6.9.3       Discontinuance of Use Upon Termination

Upon the expiration or termination of this Agreement, Distributor will immediately discontinue and cause each Authorized Dealer to discontinue, at Distributor’s and each Authorized Dealer’s expense, all use and display of Marks. Thereafter, Distributor will not use, either directly or indirectly, any Marks or any other marks so resembling such Marks as to be likely to confuse or deceive. Failure of Company and Distributor to complete the purchase and sale of signs under the provisions of Article 8.2.1 of this Agreement shall not relieve Distributor of its obligation to discontinue the use of such Marks on such signs.

6.9.4       Not to be Registered by Distributor

Distributor will not take any action, directly or indirectly, to register or cause to be registered any Marks in its favor or in the favor of any third party.

6.9.5       Liability for Failure to Discontinue Use

Distributor shall reimburse Company, or Affiliated Companies, for all costs, legal fees and other expenses incurred by any of them in connection with legal action to require Distributor to comply with this Article 6.9.

Article 7.  Termination

7.1          Termination of Agreement

7.1.1       Termination by Distributor

Distributor may terminate this Agreement by written notice to Company. Termination will be effective ninety (90) days after Company’s receipt of such notice unless another date is agreed upon in writing.

7.1.2       Termination Due to Certain Acts or Events

Each of the following represents an act or event that is within the control of Distributor or its management or owners and which is so contrary to the spirit and objectives of this Agreement as to warrant its termination:

(a)          the removal, resignation, withdrawal or elimination from Distributor, for any reason, of any Principal Manager or Principal Owner without the prior written approval of Company;

(b)         any misrepresentation to Company by Distributor or by any Principal Manager or Principal Owner in applying for this Agreement or as to the record or beneficial ownership or management of Distributor or other related business interest;

(c)          any attempted or actual sale, transfer or assignment by Distributor of this Agreement or any of the rights granted Distributor hereunder, or any attempted or actual transfer, assignment or delegation by Distributor of any of the responsibilities assumed by it under this Agreement, without the prior written approval of Company;

(d)         any change, whether voluntary or involuntary, in the record or beneficial ownership of Distributor held by the Principal Owners as set forth in the current Management and Ownership Addendum, or any acquisition, of record or beneficially, of ten percent

(10%) or more of the ownership interest in Distributor by any person or persons, without the prior written approval of Company;

(e)          any undertaking by Distributor or any of its Principal Owners or Principal Managers to conduct, either directly or indirectly, any of the Distributorship Operations at any unapproved location;

(f)            any sale or other transfer, by operation of law or otherwise, or any relinquishment or discontinuance of use by Distributor, of any of the Distributorship Premises or other principal assets required or used in the conduct of the Distributorship Operations, without the prior written approval of Company;

(g)         any dispute or disagreement between or among the owners or management personnel of Distributor which, in the opinion of Company, may adversely affect the Distributorship Operations or the interests of Distributor, Company or an Affiliated Company;

(h)         failure to pay accounts due to Company in accordance with provisions of the Terms of Sale Bulletin, if such failure occurs repetitively or if an undisputed balance is not paid within 90 days of the due date and/or failure to maintain lines of credit adequate to fulfill Distributor’s responsibilities under this Agreement;

(i)             insolvency of Distributor; filing of a voluntary petition in bankruptcy by Distributor; filing of an involuntary petition to have Distributor declared bankrupt provided that it is not vacated within thirty (30) days from date of filing; or the appointment of a receiver or trustee for Distributor provided that it is not vacated within thirty (30) days from date of filing; or execution by Distributor of an assignment for the benefit of creditors of any foreclosure or other due process of law whereby a third party acquires rights to the operation, ownership or assets of Distributor; or execution by Distributor of an assignment for the benefit of creditors;

(j)             failure of Distributor to conduct its customary Distributorship Operations during its customary business hours for seven (7) consecutive business days;

(k)          conviction in a court of original jurisdiction of Distributor or any Principal Manger, Principal Owner or principal officer of Distributor of any crime which is punishable by imprisonment; or any finding by a government agency or court of original jurisdiction that Distributor had committed any unfair business practices which, in the opinion of Company, may adversely affect the reputation or interest of Distributor or Company;

(l)             any submission by Distributor to Company of false applications or claims for any payment, credit, discount or allowance whether or not Distributor offers or makes restitution;

(m)       the distribution or sale at Distributor Premises of new engines, new engine components or new service parts for engines or the servicing of engines, other than products and Parts, except as permitted by Article 3.5 of this Agreement;

(n)         refusal by Distributor to furnish timely sales or financial information and related supporting data, or to permit Company to make an examination or audit of Distributor’s accounts and records, provided such failure or refusal continues after receipt by Distributor from Company of a written request for such information or permission;

(o)         willful failure of Distributor to comply with the provisions of any laws or regulations relating to the sale or service of Products and Parts.

When Company learns that any of the foregoing acts or events has occurred, Company will endeavor to discuss it with Distributor. Thereafter, Company may terminate this Agreement by giving Distributor written notice of termination, such termination to be effective upon receipt by Distributor of such notice or at such later date as may be specified in the notice.

7.1.3       Termination for Failure of Performance

If Company determines that Distributor has failed to perform any of its responsibilities under the Agreement, Company will review such failure with Distributor. As soon as practicable thereafter, Company will notify Distributor in writing of the nature of Distributor’s failure of performance and of the period of time during which Distributor will be expected to remedy such failure, which shall be a minimum of three (3) months, or longer at the sole determination of Company, based on the facts. Distributor shall submit a plan to remedy the failure within 30 days of notice.  If such plan has not been received in 30 days or the plan is found to be unacceptable to Company, Company may prepare a plan for Distributor setting forth the minimum remedial actions which must be implemented within a reasonable period established by Company, which shall be at least thirty days duration.

In the event Distributor fails to remedy the failure of performance or to comply with the above, Company may terminate this Agreement by giving Distributor thirty (30) days advance written notice.

7.1.4       Termination Due to Death or Incapacity

Because this is a personal service agreement, Company may terminate this Agreement by written notice to Distributor in the event of the death of a Principal Manager or Principal Owner or in the event Company determines that any Principal Owner is physically or mentally incapacitated so as to be unable to actively exercise full managerial authority for Distributor.  The effective date of termination will be stated in such written notice and will not be less than ninety (90) days after receipt of such notice. Company shall waive its right to terminate under this provision if a plan for continuation of the Distributorship Operations has been submitted to, and approved by, Company pursuant to Article 9 of this Agreement and no substantial changes in circumstances have occurred subsequent to the approval of such plan.

7.1.5       Termination for Failure to be Licensed

If Company or Distributor fails to secure or maintain any license required for the performance of its obligations under this Agreement, or such license is suspended or revoked, irrespective of the cause, either party may immediately terminate this Agreement by giving the other party written notice.

7.1.6       Termination by Agreement

This Agreement may be terminated at any time by written agreement between Company and Distributor.

The provisions of Article 8, relating to termination assistance, will be applicable only to the extent set forth in the written termination agreement.

7.1.7       Reliance on Any Applicable Termination Provision

The terminating party may select the termination provision under which it elects to terminate without reference in its notice of termination to any other provision that may also be applicable. The terminating party may also subsequently assert other grounds for termination.

7.2          Transactions After Termination

7.2.1       Effect of Termination on Orders

If Company and Distributor do not enter into a new Distributor Agreement when this Agreement expires or is terminated, all orders of Distributor shall be automatically canceled, except as provided in this Article 7.2.  Termination or expiration of this Agreement will not release Distributor or Company from the obligation to pay any amounts owing the other, or which may become due.

7.2.2       Termination Deliveries

If this Agreement is terminated by Distributor, or is terminated because of the death of a Principal Manager or Principal Owner or incapacity of a Principal Manager without a termination deferral date, or if this Agreement expires and Company or an Affiliated Company or a successor company does not offer a new agreement to Distributor or to any replacement distributor that has substantially the same ownership (including total family ownership), Company will exert its best efforts to furnish Distributor with current Products to fill Distributor’s bona fide customer orders on hand on the effective date of termination or expiration, not to exceed the total number of Products delivered to Distributor by Company during the ninety (90) days immediately preceding the effective date of termination or expiration, subject to the following conditions and limitations:

(a)          Within ten (10) days following the effective date of termination or expiration, Distributor shall deliver to Company a written schedule of Distributor’s bona fide customer orders on hand on the effective date of termination or expiration. Such schedule shall show the name and address of each customer and the details with respect to each Product ordered and shall specify each bona fide order against which Distributor desires Company to make delivery up to the total number of Products required to be delivered by Company as above described. Those orders for which delivery is thus specified by Distributor, and which are approved by Company, shall constitute Distributor’s schedule of termination deliveries. No change or substitution may be made by Distributor in such schedule of termination deliveries, and Company will not be obligated to effect delivery of any Product to Distributor except as specified therein. In the event of Distributor’s failure to deliver to Company the detailed schedule above required, Distributor shall have no further right to receive termination deliveries.

(b)         Company may impose terms of payment different from those published in Terms of Sale Bulletins for such deliveries, based upon the business conditions at the time, and to require partial or complete prepayment or other financial coverage by Distributor, prior to acceptance of the orders.

(c)          Distributor shall accept any Product required to be delivered by Company under this subsection. In the event of its failure to do so, Distributor shall have no further right to receive such Product or any other Product in lieu of it.

(d)         Products shall be delivered by Company hereunder in substantial accordance with the schedules and basis of delivery in effect with respect to other Detroit Diesel Distributors as of the effective date of termination.

(e)          Distributor shall give Company notice immediately of cancellation, for any reason, of any order set forth in Distributor’s schedule of termination deliveries.

(f)            In the event of the cancellation, for any reason, of any order set forth in Distributor’s schedule of termination deliveries before delivery by Company of Product to apply against such order, Company shall be released from any obligation to effect delivery of such Product.

7.2.3       Effect of Transactions After Termination

Neither Company’s sale of Products or Parts to Distributor nor any other act by Company or Distributor, after termination of this Agreement will be construed as a waiver of the termination.

Article 8.   Termination Assistance

8.1          Deferral of Effective Date of Termination

If this Agreement is scheduled to terminate because of the death of a Principal Manager or Principal Owner or incapacity of a Principal Manager and Distributor requests an extension of the effective date of termination thirty (30) days prior to such date, Company may defer the effective date for up to 18 months after such death or incapacity occurs in order to assist Distributor in concluding its Distributorship Operations.

8.2          Purchase of Personal Property

8.2.1       Company’s Obligation

If this Agreement expires or is terminated by either party, and Company or an Affiliated Company or a successor company does not offer a new agreement to Distributor or any replacement distributor that has substantially the same ownership (including total family ownership), Company will purchase the following items of personal property (herein called “Eligible items”) from Distributor at the prices indicated:

(a)          New model Products which are unused, undamaged, unmodified and not deteriorated and that are owned by Distributor on the effective date of termination or expiration and purchased from Company or from another source approved by Company during the twelve (12) month period immediately preceding the effective date of termination and were not purchased from Company under any special non-returnable sales conditions, at Company’s net price to Detroit Diesel Distributors in effect when Distributor purchased such Products, including transportation charges which Distributor paid for shipment of such Products to its place of business, plus reimbursement for transportation charges to the destination specified by Company, less charges for any component originally furnished on or with any such product but not included when received by Company. If requested by Company, prior to the expiration or termination date of this Agreement, Distributor shall supply Company with a complete listing of and supporting documents for Products covered in this subparagraph (a), including purchase price plus the cost of inbound transportation, the nature of purchase and purchase source.

(b)         Unused and undamaged Parts that:

(i)             are still in the original, resalable merchandising packages and in unbroken lots;

(ii)          are listed for sale in Company’s current parts price schedules (except Parts listed as obsolete or superseded);

(iii)       were purchased by Distributor either directly from Company or from a predecessor distributor as part of a stock or asset purchase approved by Company; and

(iv)      are within reasonable stocking quantities, based on Company’s ability to sell. The total amount of any specific Part number subject to such repurchase will not exceed the amount of such Part number purchased by Distributor from Company during the 18-month period immediately prior to the date of termination or expiration of the Agreement. Parts eligible for purchase must be applicable to Products covered by this Agreement and part numbers which may be applicable to both on-highway and off-highway applications are eligible only to the extent that the parts reasonably reflect expected use in on-highway applications or certain off-highway application covered by the Agreement. Distributor may be required to support such purchase quantities and/or ratios from business records.

(v)         If Products and/or Parts are requested for repurchase under the provisions of Article 2.3.2, the amount of such Products and/or Parts eligible for repurchase shall not exceed the average inventory of Products and Parts respectively for such Distributor Location during the previous 12-month period, and subject to the other provisions of this Article 8.

The prices for such Parts will be Company’s distributor prices as listed in the current parts price schedules in effect on the date of termination or expiration, less any applicable allowances, whether or not any such allowances were made to Distributor, when the Parts were purchased by Distributor, plus reimbursement for transportation charges to the destination specified by Company.

(c)          Distributor’s core account with all DDR facilities shall be settled prior to any purchases of reliabilt Products or reliabilt Parts, unless otherwise approved by Company. After such settlement, following policies for purchase will apply:

Unused, undamaged, non-obsolete and nonsuperseded reliabilt Products and reliabilt Parts, which are owned by Distributor on the effective date of termination or expiration at a price equal to current net price to Distributor as published by Company or DDR exclusive of refundable core charge plus a core value equal to the fair market value of such a core as determined by DDR. If Distributor has paid a refundable core charge of a reliabilt Part or Product and had the right to return an acceptable core at the time of termination to Company for refund of the core deposit, then the core value portion of the price will be replaced with the core deposit and Distributor’s right to secure such core will cease.

In no event shall the price (excluding core charges)   set for such reliabilt Product or reliabilt Part exceed fifty (50) percent of the distributor price as listed in Company’s current price schedules for a comparable new Product or Part on the effective date of termination.

(d)         Any signs owned by Distributor of a type currently recommended in writing by Company and bearing Marks, at a price based on fair market value agreed upon by Company and Distributor. If Company and Distributor cannot agree on a price, they will select a third party, who will set the price.

8.2.2       Responsibilities of Distributor

Company’s obligation to purchase Eligible Items is subject to Distributor fulfilling its responsibility under this Article 8.2.2.

Within fifteen (15) days following the effective date of termination or expiration of this Agreement, Distributor will furnish Company with a list of unit or identification numbers of Products and such other information as Company may request pertaining to eligible Products to be purchased by Company. Distributor will deliver all such eligible Products to a destination determined by Company.

Within thirty (30) days following the effective date of termination or expiration of this Agreement, Distributor will mail or deliver to Company, a complete and separate list of each of the Eligible Items, other than Products. Company will provide written shipping instructions thirty (30) days after receipt of such lists.

Within thirty (30) days after receipt of instructions, Distributor will ship such Eligible Items, transportation charges prepaid, to the destination specified in the instructions.

Distributor will take such action and execute and deliver such instruments as may be necessary to (1) convey to Company good and marketable title to all Eligible Items to be purchased; (2) comply with the requirements of any applicable law relating to bulk sales or transfer; and (3) satisfy and discharge any liens or encumbrances on Eligible Items prior to their delivery to Company.

If Company provides termination assistance under Articles 8.2 and 8.3, within thirty (30) days following the effective date of termination or expiration of this Agreement, Distributor or Distributor representatives will be responsible for the removal of all parts, products or other material not purchased by Company from the affected Distributor Premises, subject to reasonable conditions as Company or assignee shall impose regarding access to the facilities.

8.2.3       Payment by Company

Company will pay Distributor for the Eligible Items purchased by it as soon as practicable following delivery to the destination specified by Company. Company may make any payment for such Eligible Items directly to any-one claiming a security or ownership interest in such Eligible Item.

If Company has not paid Distributor the purchase price of the Eligible Items within sixty (60) days after delivery Company will, at Distributor’s written request, estimate the purchase price of the unpaid Eligible Items and all other amounts owed Distributor by Company.  After deducting the amounts estimated to be owing Company by Distributor, Company will advance Distributor seventy-five percent (75%) of the net amount owed Distributor and will pay the balance, if any, as soon as practicable thereafter. Company may withhold payment or final payment until Distributor fulfills its obligations relating to discontinuance of use of Company Marks upon termination as set forth in Article 6.9.3.

Company shall be relieved of any obligation to purchase Eligible Items pursuant to this Article 8.2 if Company is prohibited for any reason from exercising its rights under Article 10.8.

8.2.4       Assignment of Rights

If Company decides to appoint a replacement distributor at Distributor’s location, Distributor may sell its Eligible Items and, if approved in writing by Company, assign its rights under this Article 8.2 to Company’s designated replacement distributor, provided the replacement distributor assumes Distributor’s obligations under this Article 8.2.

8.3          Assistance on Distributorship Premises

8.3.1       Company’s Obligation

Company agrees to give Distributor the assistance provided by the Article 8.3 with regard to Distributorship Premises if (a) this Agreement is terminated by Company for failure of performance of Distributor or because of the death of a Principal Manager or Principal Owner or incapacity of a Principal Manager without a termination deferral date, or if this Agreement expires; and (b) Company or an Affiliated Company or a successor company does not offer a new distributor agreement to Distributor or to any replacement distributor that has substantially the same ownership (including total family ownership).  Such assistance shall be given only on Distributorship Premises that are described in the Distributorship Locations and Premises Addendum and to the extent that such Premises or portions of Premises are used solely for Distributorship Operations.  For locations used partially for Distributor

Operations, only the portion used for Distributorship Operations, as identified in the Locations and Premises Allocation Addendum, will be eligible for assistance.

Company shall be relieved of any obligation to provide the assistance pursuant to this Article 8.3 if Company is prohibited for any reason from exercising its rights under Article 10.8.

Any request by Distributor for such assistance must be in writing and received by Company within thirty (30) days of expiration or termination of this Agreement

Distributorship Premises that consist of more than one parcel of property or more than one building, each of which is separately usable, distinct and apart from the whole or any other part with appropriate ingress or egress, shall be considered separately under this Article 8.3.

8.3.2       Owned Distributorship Premises

Company will provide assistance on owned Distributorship Premises by either: (a) locating a purchaser who will offer to purchase at a reasonable price that portion of the Distributorship Premises used in the promotion or sale and servicing of Products and Parts; or (b) locating a lessee who will offer to lease the premises for a reasonable term at a reasonable rent.

If Company does not locate a purchaser or lessee within a reasonable time, Company will itself either purchase for a reasonable price or, at its option, lease, at a reasonable rent, for a reasonable term not to exceed twelve (12) months, that portion of the Distributorship Premises used solely in the promotion, sale or servicing of Products and Parts as shown in the Locations and Premises Allocation Addendum.

Rather than purchase or lease, at its election, Company may pay a Distributor a sum equal to the amount which would be due under this Article 8.3.2 (as determined by the above paragraph) immediately following the effective date of termination of this Agreement on that portion of the Distributorship Premises used solely for distributorship Operations as shown in the Locations and Premises Allocation Addendum.

8.3.3       Leased Distributorship Premises

Company will provide assistance on leased Distributorship Premises by either:

(a)          locating a tenant(s) satisfactory to the lessor, who will sublet for the balance of the lease or assume the lease; or

(b)         arranging with the lessor for the cancellation of the lease without penalty to Distributor; or

(c)          reimbursing Distributor for the lesser of the rent specified in the lease or settlement agreement or a reasonable rent for a period equal to the lesser of twelve (12) months from the effective date of termination or expiration or the balance of the lease term.

Upon request, Distributor will use its best efforts to effect a settlement of the lease with the lessor, subject to Company’s prior approval of the terms of such settlement.  Company is not obligated to reimburse Distributor for rent for any month during which the distributorship Premises are occupied by Distributor or anyone else after the first (1st) month following the effective date of termination or explanation.

8.3.4       Reasonable Rent and Reasonable Price

Company and Distributor will fix the amount of a reasonable rent and a reasonable price for the Distributorship Premises by agreement at the time Distributor requests assistance.

The factors to be considered in fixing those amount are:

(a)                      the adequacy and desirability of the Distributorship Premises for an authorized power products distributorship operation; and

(b)                     the fair market value of the Distributorship Premises.

If Company and Distributor cannot agree, the fair market value shall be that determined by the median appraisal of three qualified real estate appraisers, of whom Distributor and company shall each select one, and the two selected shall select a third.  The cost of required appraisals shall be shared equally by Distributor and Company.

8.3.5       Limitations on Obligation to Provide Assistance

Prior to any assistance under Articles 8.3.2 and/or 8.3.3 related to the real property of a specific Distributorship Location, Distributorship will provide a recent phase I environmental report, or other customary report, acceptable to Company, which indicated compliance with all applicable environmental laws and regulations.  Company shall not provide assistance under either Article 8.3.2 or 8.3.3 unless Distributor shall, prior to Company or its assignees taking possession of the facility, have remedied to Company’s satisfaction any violations of such laws and regulation, whether determined under such prior assessments or assessments conducted by Company prior to execution of termination assistance under this Article.

In addition, Company shall not be obligated to provide assistance on Distributorship Premises if Distributor:

(a)                      fails to accept a bona fide offer from a prospective purchaser, sublessee or assignee;

(b)                     refuses to execute a settlement agreement with the lessor if such agreement would be without cost to Distributor;

(c)                      refuses to use its best efforts to effect a settlement when requested by Company;

(d)                     refuses to permit Company to examine Distributor’s books and records, if necessary, to verify claims of Distributor under the Article 8.3.

Any amount payable by Company as rental reimbursement or reasonable rent shall be proportionately reduced if the Distributorship Premises are leased or sold to another party during the period for which such amount is payable.  Payment of any such rental reimbursement or reasonable rent shall be waived by Distributor if it does not file its claim therefore within sixty (60) days after the expiration of the period covered by the payment. Upon request, Distributor will support its claim with satisfactory evidence of its accuracy and reasonableness.

Article 9.  Successor and Replacement Distributor

9.1          Rights of Company

9.1.1       Selection of Distributors

Company has the right to select each successor and replacement distributor and to approve its principal manager(s) and principal owner(s) and the location of its distributorship facilities. Company shall endeavor to select the most suitable candidate in each circumstance.

9.1.2       Review of Applications

In selecting replacement distributors, Company may process applications for a replacement distributor agreement, and may consult with applicants on any aspect of the proposal or Company requirements, at any time after a notice of termination or expiration has been served or Distributor has proposed a sale of assets or change of ownership or management. Any such replacement distributor agreement shall not become effective prior to the effective date of termination or expiration of this Agreement.

9.2          Succession Rights Upon Death or Incapacity

9.2.1       Rights Under Successor Addendum

Upon request, Company will execute with Distributor a Successor Addendum designating proposed principal manager(s) and/or principal owner(s) of a successor distributorship to be established if this Agreement expires or is terminated because of death or incapacity. The Successor Addendum must be executed by all owners and Principal Managers.

To be named in the Successor Addendum, a proposed principal manager must be, and must continue to be, employed on a full-time basis by Distributor or a comparable distributorship and be already qualified or be in training to qualify as Principal Manager. All proposed owners must be acceptable to Company. Company will, upon request, execute a new Successor Addendum upon the expiration of this Agreement provided a new and superseding distributor agreement is executed with Distributor, and the proposed principal manager complies with the current requirements to be considered as a successor.

9.2.2       Rights of Remaining Distributor Principal Managers and Owners

If this Agreement expires or is terminated because of death or incapacity and Distributor and Company have not executed a Successor Addendum, the remaining Principal Manager(s) or if there is no remaining Principal Manager, the remaining owners may propose a successor distributor entity to continue the Distributorship Operations at the Distributorship Location. The proposal must be made at least sixty (60) days prior to the expiration or termination of this Agreement by submitting a written proposal to Company.

The proposal shall be accepted by Company if it complies with the requirements of Article 9.2.3 and Distributor has not been previously notified by Company that it may discontinue Distributorship Operations at the Distributorship Location.

9.2.3       Successor Distributor Requirements

Company will give first consideration to, and will not arbitrarily refuse to accept, a proposal to establish a successor distributor submitted under this Article 9.2, provided:

(a)          the proposed successor owner and the proposed principal manager are ready, willing and able to comply with the requirements of a new distributor agreement at any approved location;

(b)         Company approves the proposed principal manager and all proposed owners not previously approved in connection with the existing Distributorship Operations; and

(c)          the proposed principal manager will own an unencumbered ownership interest of at least ten percent (10%) (or less if approved by Company) in the proposed distributor.

9.2.4       New Successor Addendum

Distributor may cancel an executed Successor Addendum at any time prior to the death of any party named as Principal Manager. Company may cancel an executed Successor Addendum only if the proposed principal manager no longer complies with the requirements of Article 9.2.1. The parties may execute a new and superseding Successor Addendum by mutual agreement.

9.3          Other Changes in Management and Ownership or Sale of Assets

Distributor shall give Company prior written notice of any proposed change in its Principal Manager(s) or Principal Owners(s) or any proposed disposition of its principal assets. In turn, Company agrees to consider Distributor’s proposal under the standards identified in this Agreement and not to arbitrarily refuse to agree to such proposal. In determining whether the proposal is acceptable to it, Company will take into account factors such as the personal, business and financial qualifications of the proposed principal manager and principal owner, as well as Company’s interest in promoting and preserving competition. Distributor shall be notified in writing of Company’s agreement or disagreement to Distributor’s proposal within sixty (60) days after Distributor has furnished all applications and information reasonably requested by Company to evaluate such proposal. Any proposed change in management and/or ownership that is acceptable to Company will be reflected by the execution of a new and superseding Management and Ownership Addendum or a new Distributor Agreement. Distributor acknowledges that the occurrence of any such change or disposition without prior written agreement by Company is cause for termination of this Agreement.

Any material change in Distributor’s proposal shall be treated as a new proposal for purposes of this Article 9.

Prior written approval is not required where the transfer of ownership to an individual is not more than ten (10) percent in a calendar year and (a) pursuant to a Company approved agreement; or (b) between existing owners of Distributor previously approved by Company where there is no resulting change in majority ownership or voting control, and provided the Principal Manager’s ownership interest will not be reduced below ten (10) percent (unless approved otherwise by Company). Distributor agrees to notify Company within thirty (30) days of the date of the change and to execute a new Management and Ownership Addendum.

Article 10.    General Provisions

10.1        No Agent or Legal Representative

This Agreement does not make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other. Neither party owes the other any fiduciary obligation.

10.2                                 Distributor’s Responsibility for Its Operations

Except as provided otherwise in this Agreement, Company has no liability in connection with the establishment or conduct of the Distributorship operations, and Distributor will be solely responsible for all expenditures, liabilities and obligations incurred or assumed by Distributor in connection with Distributor’s responsibilities under this Agreement.

10.3        Taxes

Distributor will pay all local, state, federal or other applicable taxes and file required tax returns related to its Distributorship operations and will hold Company harmless from any claims or demands made by any taxing authority with respect thereto.

10.4        Indemnification by Company

Upon prior written request, Company will assume the defense of Distributor and indemnify Distributor against any judgment for monetary damages, less any offset recovered by Distributor, in any lawsuit naming Distributor as a defendant and relating to any Product or Part that has not been altered when the lawsuit concerns:

a)              breach of the Company warranty related to the Product or Part, bodily injury or property damage claimed to have been caused solely by a defect in the design, manufacture or assembly of a Product or Part by Company (other than a defect which should have been detected by Distributor in a reasonable inspection of the Product or Part);

b)             failure of the Product or Part to conform to the description set forth in advertisements or product brochures distributed by Company because of changes in standard equipment or material component parts unless Distributor received notice of the changes prior to retail delivery of the affected Product or Part by Distributor; or

c)              any substantial damage to a Product or Part purchased by Distributor from Company which has been repaired by Company unless Distributor has been notified of the repair in writing prior to retail delivery of the affected Product.

If Company reasonably concludes that allegations other than those set forth in Article 10.4(a) through 10.4(c) above are being pursued in the lawsuit, Company shall have the right to decline to accept the defense or indemnify Distributor or, after accepting the defense, to transfer the defense back to Distributor and withdraw its agreement to indemnify Distributor.

Procedures for requesting indemnification, administrative details, and limitations are contained in the Service Policy Manual.  The obligations assumed by Company are limited to those specifically described in this Article 10.4 and in the Service Policy Manual and are conditioned upon compliance by Distributor with the procedures described in the Service Policy Manual.

This Article 10.4 shall not affect any right either party may have to seek indemnification or contribution under any other contract or by law and such rights are hereby expressly preserved.

10.5        Notices

Any notice required to be given by either party to the other in connection with this Agreement will be in writing and delivered personally or by mail. Except as otherwise specifically set forth in Article 10.4, notices to Distributor will be directed to Distributor or its representatives at Distributor’s principal place of business and notices by Distributor will be directed to the Company at its headquarters address.

10.6        No Implied Waivers

The failure of either party to require performance by the other party of any provision hereof will in no way affect the right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the provision itself.

10.7        Assignment of Rights

Except as provided in this Agreement, neither this Agreement nor the rights or obligations of the Distributor hereunder may be sold, assigned, delegated or otherwise transferred without the written approval of Company. Company may assign this Agreement, assign any rights or obligations under this Agreement, or delegate any performance obligations under this Agreement to any Affiliated Company or successor company and will provide written notice of any such assignment or delegation to Distributor.

10.8        Accounts Payable

In addition to any right of set off provided by law, all monies or accounts due Distributor shall be considered net of indebtedness of Distributor to Company (including indebtedness arising from the chargeback to Distributor of any claims previously credited to Distributor and subsequently found to have been not properly payable) and Company may deduct any amounts due or to become due from Distributor to Company or any amounts held by Company from any sums or accounts due or to become due from Company to Distributor.

10.9        Applicable Law

This Agreement is governed by the laws of the State of Michigan. However, if performance under this Agreement is illegal under a valid law of any jurisdiction where such performance is to take place, the performance will be modified to the minimum extent necessary to comply with such law if it was effective on the date of execution of this Agreement.

10.10      Sole Agreement of Parties

Except as otherwise provided or referred to herein, Company has made no promises to Distributor or any Principal Manager or Principal Owner and there are no other agreements or understandings, either oral or in writing, between the parties affecting this Agreement or relating to any of the subject matters covered by this Agreement.

Except as otherwise provided herein, this Agreement cancels and supersedes all previous agreements between the parties that relate to any matters covered herein.

No agreement between Company and Distributor which relates to matters covered herein, and no change in, addition to (except the filling in of blank lines) or erasure of any printed portion of this Agreement, will be binding unless it is approved in writing in accordance with Paragraph SIXTH of this Agreement.

The written terms of this Agreement may not be explained, supplemented or contradicted by evidence of any prior agreement, course of dealing, course of performance or usage of trade.

10.11      New and Superseding Agreements

In the event a new and superseding form of distributor agreement is offered by Company to Detroit Diesel Distributors generally at any time prior to the expiration of the term of this Agreement, Company may terminate this Agreement by prior written notice to Distributor, provided Company offers Distributor a new agreement in the new and superseding form for a term of not less than the then unexpired term of this Agreement.

Unless otherwise agreed in writing, the rights and obligations of Distributor that may become applicable upon any termination or expiration of the term of this Agreement shall not be applicable in the event of the execution by Company and Distributor of any new and superseding agreement. The matured rights and obligations of the parties hereunder shall continue under the new agreement.

Distributor’s performance under any prior agreements may be considered in an evaluation of Distributor’s performance under this, or any succeeding, agreement.

10.12      Captions

The captions in this Agreement are for convenience of reference only and will not otherwise affect the meaning hereof.

10.13                                    Severability

The provisions of this Agreement shall be severable, and the invalidity or the unenforceability of any provisions hereof shall not affect the validity or enforceability of the remaining provisions.

10.14      Language

The parties hereto acknowledge that they have requested that this Agreement and any and all documents in any way related thereto or in any way evidencing contractual relationships between the parties hereto be drawn up in the English language only. Les parties aux presentes reconnaissent avoir demande que cette entente ainsi que tour les documents de quelque nature que ce soit s’y rapportant ou constatant les relations contractuelles entre les parties aux presentes, ne soient rediges qu’en anglais seulement

DETROIT DIESEL CORPORATION

Distributor Agreement

AGREEMENT, effective 1st day of January 2004 by and between Detroit Diesel Corporation, hereinafter called Company, and

Stewart & Stevenson Services, Inc.	of	Houston
City
Harris	Texas	, hereinafter called Distributor.
County	State

GENERAL PURPOSE

Company is in the business of manufacturing and marketing power products, including diesel engines, and parts for these products.  Company sells its products principally to original equipment manufacturers and to Detroit Diesel Distributors.  Company has established a system of independently owned and managed Detroit Diesel Distributors operating at approved locations to (a) sell directly the engines identified in the Products Addendum, herein called Products, and related Parts, (b) actively and effectively promote the purchase and use of Products and related Parts, (c) render prompt, efficient, and courteous service to owners and users of such Products and (d) complement Company’s own direct sales activities.

The purpose of this Distributor Agreement, herein called Agreement, is to appoint Distributor as an authorized Detroit Diesel Distributor to sell and service Products and Parts, to establish the location(s) from which Distributor will conduct Distributorship Operations, and to identify the principal management and principal owners of Distributor upon whom Company relies in entering into this Agreement. This Agreement sets forth the rights and responsibilities of Company and Distributor relating to the sale and servicing of Products and Parts and the circumstances in which the Agreement may be terminated.

Accordingly, Distributor and Company hereby agree as follows:

FIRST:  Rights Granted by Company and Acceptance and Acknowledgments by Distributor

A.    Rights Granted by Company

In reliance on Distributor’s agreement to fulfill the responsibilities and perform the functions described in Paragraph SECOND of this Agreement, Company hereby grants Distributor the non-exclusive rights to:

(1)   buy from Company the Products identified in the Products Addendum to this Agreement and related Parts for resale or use by Distributor in its Distributorship Operations;

(2)   identify itself as an authorized Detroit Diesel Distributor and to conduct, at the location(s) approved by Company, herein called Distributorship Locations, all of the Distributorship Operations contemplated by this Agreement; and

(3)   execute dealer agreements with Authorized Dealers approved by Company.

B.    Acceptance and Acknowledgments by Distributor

Distributor hereby accepts from Company the rights specified in this Paragraph FIRST. In doing so, Distributor acknowledges that:

(1)   Company has reserved to itself the rights to select and authorize other businesses to conduct distributorship and dealership operations in connection with Products and Parts and to sell Products and Parts directly to any customer;

(2)   as an independently owned and managed business, Distributor’s success and enjoyment of profitable operations will be determined substantially by how effectively its Distributorship Operations are conducted and managed;

(3)   Distributor has not paid any fee or other consideration for this Agreement. Neither this Agreement nor any right granted by this Agreement is a property right; and

(4)   neither this Agreement nor any right or responsibility under this Agreement may be transferred, assigned, delegated or sold by Distributor without the prior written approval of Company.

SECOND:  Assumption of Responsibilities by Distributor

Distributor will establish, maintain and effectively conduct the complete Distributorship Operations contemplated by this Agreement in connection with each of the Products described in the Products Addendum. Distributor hereby assumes and will fulfill the functions and responsibilities reflected in this Agreement, including:

(1)   sales and sales promotion responsibilities;

(2)   service responsibilities on all Products that may at any time be located in the Area of Responsibility; and

(3)   performance of all of Distributor’s other obligations under this Agreement.

THIRD:  Management and Ownership

Company has selected Distributor and has entered into this Agreement in substantial reliance upon:

(1)   Distributor’s representation to Company relating to its business organization and financial structure and to its ability to fulfill the functions and responsibilities assumed by Distributor under Paragraph SECOND of this Agreement;

(2)   the personal qualifications and business abilities of Distributor’s Principal Manager(s) and Principal Owner(s) who are so designated by Distributor in the Management and Ownership Addendum furnished by Distributor to Company and accepted by Company by its endorsement thereon and whom Distributor represents will have and actively exercise full managerial authority for the operating management of Distributor; and

(3)   the agreement of Distributor and Company that the person(s) named in the Management and Ownership Addendum as Principal Owner(s) will continue to own both of record and beneficially the percentage of ownership interests in Distributor shown therein.

Distributor shall provide, at the request of Company, a plan for the continuation of Distributor in the event of death, incapacity or withdrawal from the business of any person named as a Principal Manager(s) or Principal Owner(s).

Distributor acknowledges that this Agreement is to be construed as a personal service agreement. Accordingly, Distributor agrees that continuation of the business relationship between Distributor and Company established by this Agreement is conditioned upon Distributor continuing to have principal management and principal owners acceptable to Company. If Distributor desires to make a change in its Principal Manager(s) or sell its principal assets or change its ownership, Distributor will give Company prior written notice of the proposed change or sale. Company will base its approval decision on whether the proposed change is likely to result in a successful distributorship operation with acceptable management and ownership which will provide satisfactory sales, service and facilities for users of Products at the approved location.

FOURTH:  Additional Provisions

The additional provisions set forth in the “Additional Provisions Applicable to Distributor Agreement,” bearing Form No. DA230-A, are hereby incorporated as a part of this Agreement.

FIFTH:  Term

This Agreement will expire without any action by either Distributor or Company on December 31, 2010.

SIXTH:  Execution on Behalf of Company and Distributor

Neither this Agreement nor any related agreement shall be valid unless it bears the signature of a Vice-President or other duly authorized representative of Company, and it is signed on behalf of Distributor by the duly authorized officer(s) of Distributor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

STEWART & STEVENSON SERVICES, INC.		DETROIT DIESEL CORPORATION
Distributor Firm Name

By	/s/ Max L. Lukens, CEO	By	/s/ John Morrow, President
	Signature and Title		Signature & Title

WITNESS:	/s/ Samantha M. Boyd	By
Signature & Title

Subject:                           Addendum to Distributor Agreement by and between Detroit Diesel Corporation and Authorized Distributor

This Addendum is to document an agreement between Detroit Diesel Corporation (“DDC”), a DaimlerChrysler Company, and Distributor regarding issues related to, but not specifically part of, that certain Detroit Diesel On-Highway Distributor Agreement dated January 1, 2004 (“Agreement”). The parties agree that the items in this letter will remain in effect during the life of the Agreement or until superseded by mutual agreement of both parties.

1.               Warranty Labor Rates

Effective January 1, 2004, Distributor may apply for adjustment to its Warranty Labor Rates. DDC will promptly process those requests in line with the guidelines established in the Detroit Diesel Service Policy Manual in effect on December 1, 2003.

2.               Extended Service Coverage (“P3”) Compensation

Effective March 1, 2004 DDC will compensate Distributor for Parts and Labor on all P-3 extended service coverage claims performed on or after March 1, 2004 at the same as Regular Warranty Claims.

3.               Parity with Freightliner LLC (“FLLC”) Dealers

Effective March 1, 2004 Distributor will be afforded complete commercial parity, at least as favorable treatment as FLLC dealers are afforded, either directly or indirectly, by DDC and Affiliated Companies.  This shall include, but not be limited to:

•                  Parts pricing (distributor net)

•                  Core deposit and core return policies;

•                  Warranty processing and parts reimbursement rates;

•                  Special tools purchase prices and policies;

•                  Warranty labor time guide and rate increases;

•                  Policy compensation;

•                  Parts accessibility.

The only exceptions to complete commercial parity shall be:

•                  DDC agrees to continue to offer Distributor a 2% Excess and Obsolete Allowance in lieu of an annual physical Parts return.  DDC and the Distributor will engage in additional conversation in one year to evaluate the program.

1

•                  FLLC Dealer warranty parts reimbursement rate will be higher until August 31, 2004.

•                  FLLC Dealers are able to place 5 stock orders weekly, whereas DDC Distributors are able to place 2 stock orders weekly.

•                  Both parties may mutually agree to additional exceptions.

4.               Special Parts Return:

In consideration of the significant change that DDC intends to make on Parts distribution policies by allowing FLLC to sell and ship DDC and MBE On Highway Parts directly to FLLC dealers, DDC agrees to allow Distributor a Special Parts Return on On Highway Engine Parts during the fourth quarter of 2004 to permit Distributor to reduce its inventory.  The details of the return will be jointly developed by DDC and the North American Distributor Council (“NADC”) in the first quarter of 2004.  The return plan will equitably address the core value of the return.

5.               Functional Compensation

It is agreed that for calendar years 2004 and 2005, DDC will pay Functional Compensation on all Parts sold by Distributor to Authorized Dealers and Direct Dealers at twelve (12) percent of Distributor Net.

It is furthermore agreed that DDC will pay to Distributor Functional Compensation on all Parts sold by DDC or FLLC directly to Authorized Dealers and Direct Dealers during 2004 at the rate of eight (8) percent of Distributor Net.

For calendar year 2005 DDC agrees that, if it pays to Distributor Functional Compensation on Parts sold by DDC or FLLC directly to Authorized Dealers and Direct Dealers at a rate less than eight (8) percent of Distributor Net, then DDC and NADC will agree to those specific distributor functions traditionally compensated by Functional Compensation that Distributor is no longer required to perform.

After 2005, DDC may eliminate Functional Compensation payments to Distributor provided that it also eliminates the requirement for Distributor to perform those functions traditionally compensated by Functional Compensation.

2

6.               It is recognized that beginning 2004, DDC will commence appointing FLLC Dealers as Direct Dealers.

Distributor will have the right to return to DDC parts that may be returned to Distributor as required under the Dealer Agreement and/or as required by law.

With respect to Article 5.2 of the Distributor Agreement, Distributor shall agree with Company to support any Freightliner LLC Full-Service Dealer who is appointed by Company as a Direct Dealer.  For any other Direct Dealer, Distributor will, in good faith, negotiate with Company on support of said dealer.

7.               It is understood the Company will assume responsibility for service policy for On-Highway truck customers and will administer uniformly between Dealers and Distributor.

8.               DDC and Distributor agree that DDC and the NADC will meet no later than 60 days before December 31, 2004 to review this Addendum.

9.               In the event of any conflict between the terms of this Addendum and the Distributor Agreement between DDC and Distributor, the terms of the Distributor Agreement will prevail.

This Addendum to the Distributor Agreement are hereby accepted and agreed to as witnessed by the signatures below.

Distributor: Stewart & Stevenson Services, Inc.

Principal Management Participant

Agreed and accepted for Detroit Diesel Corporation

By:

Its:

Date:

3

DA 232 (6-95)

MANAGEMENT AND OWNERSHIP ADDENDUM TO

DISTRIBUTOR AGREEMENT

This Management and Ownership Addendum is executed pursuant to Paragraph THIRD of the Distributor Agreement between Company and the undersigned Distributor.

Stewart & Stevenson Services, Inc.     a proprietorship ☐, partnership ☐, corporation ☒ incorporated on  Jan 31, 1947

        Distributor Firm Name                                                                                                                                                                                                                                                                                                                                                                            Date

in the State/Province of Texas hereby represents to Company that the following information pertaining to the management and the record and beneficial ownership status of the undersigned Distributor is true, accurate and complete as January 1, 2004, and of understands that any misrepresentation in connection therewith constitutes cause for termination under Article 7.1.2 (b) of the Distributor Agreement.

Names of persons having Management positions and/or Record or Beneficial Ownership interests in Distributor (Must show names of Officers, and Principal Manager(s) regardless of any financial interest)	Title If Any	Active In Distributor -ship (Yes or No)	Principal Manager (Yes or No)	Principal Owner (Yes or No)	Signature of Principal Owners and Principal Managers	If a partnership, show % of Ownership Interest of each person listed	If a Corporation, show number of shares, class and percentage of ownership
							Number of voting shares	% of Total	Number of non- voting shares	% of Total

Max Lukens	CEO	Yes	Yes	No
Richard M. Wiater	COO	Yes	Yes	No
PUBLICLY TRADED							4587336	100%

Total							4587336

Ownership of record is the ownership reflected on Distributor’s books of record (e.g., in the case of a corporation, the name of the trust or person entitled to receive dividends from Distributor). Beneficial owners are those persons that benefit from such an ownership situation (e.g., the beneficiary of a trust). Any beneficial ownership arrangement at Distributor must be explained on a separate sheet and attached to this Distributor Management and Ownership Addendum.

APPROVED AS REPRESENTED BY DISTRIBUTOR

Stewart & Stevenson Services, Inc.		DETROIT DIESEL CORPORATION
Distributor Firm Name		Company

By	By
Signature and Title		Vice President

ADDITIONAL INFORMATION CONCERNING OWNER(S)

List below any person named on the reverse side whose ownership interest in Distributor is encumbered.

Name	Lender Name and Address	Nature and Amount of Encumbrance

List below any person named on the reverse side that is now employed by Company, or Affiliated Companies.

Name	Name of Employer

List below any person named on the reverse side that is related to a present employee of Company, or Affiliated Companies.

Name	Name of Employee and Relationship	Name of Employer

List below any person named on the reverse side that has any ownership in, or is active in the management of, any other entity that merchandises Products.

Name	Firm Name, Address and Position

List below any person named on the reverse side that has any ownership in, or is active in the management of, any other entity that merchandises diesel engines or parts therefor other than those marketed by Company.

Name	Firm Name, Address Position and Product Line

REMARKS:

DA 235 (6-95)

DISTRIBUTOR LOCATIONS

AND PREMISES ADDENDUM

TO

DISTRIBUTOR AGREEMENT

This Distributorship Locations and Premises Addendum is executed pursuant to Article 6.1 of the Distributor Agreement between Company and the undersigned Distributor. Distributor and Company hereby agree that as of the date specified, Page 2 hereof, entitled “Description of Distributorship Premises”, identifies the Distributorship Locations and describes the Distributorship Premises at which Distributor is authorized to conduct Distributorship Operations under the Distributor Agreement. Distributor also represents that Page 2 accurately reflects the terms under which it occupies the premises and the portion used for Distributorship Operations and other uses, if any.

Changes in the Distributorship Premises may be effected during the term of the Distributor Agreement in acccordance with the provisions of Article 2.3 or Article 6.1.4 and shall be reflected in a new Distributorship Locations and Premises Addendum executed by Distributor and Company.

	STEWART & STEVENSON SERVICES, INC.		DETROIT DIESEL CORPORATION
	DISTRIBUTOR FIRM NAME		COMPANY

By		By
	SIGNATURE AND TITLE		VICE PRESIDENT

	DATE		DATE

The information set forth herein has been verified for Company by:

			NAME	TITLE

		as of	, 19

(Distributor should file this Addendum with current Distributor Agreement)

DESCRIPTION OF DISTRIBUTORSHIP PREMISES

Stewart & Stevenson Services, Inc.	Houston, Texas	January 1, 2004
Distributor Firm Name	City, State/Province	As of Date

A.              LOCATION AND OWNERSHIP OF PREMISES

Location	Address	Indicate by ☒		If Leased, Name and Address of Lessor
Distributorship
		Asset	Leased
Main	2707 North Loop West		☒	Mischer Development
	Houston, TX			Houston, Texas
2	8631 East Freeway	☒
Houston, TX
3	1631 Chalk Hill	☒
Dallas, TX
4	6530 Agnes	☒
Corpus Christi, TX
5	69 Highway South		☒	Miles McInnis & Group
	Beaumont, TX			Dallas, TX
6	5717 I-10 East	☒
San Antonio, TX
7	2301 Central Freeway East		☒	Bowels Children Trust
	Wichita Falls, TX			Wichita Falls, TX
8	581 Garden Oaks Blvd.		☒	Billingsly, Houston, TX
Houston, TX 77018
9	1400 Destrehan Ave.		☒	Detroit Diesel Realty, Detroit, MI
Harvey, LA
10	15735 Club Deluxe Rd.	☒
Hammond, LA 70403
11	5407 SE Evangeline	☒
Broussard, LA 70503
12	2701 N. Cage	☒
Pharr, TX 78577
13	1247 Sun Valley Rd., St B		☒	Gummelt Properties, Ltd.
	Waco, TX 76706			Quick Service Sublease, Waco, TX
14	4935 Whitehurst		☒	Manning Family, Ltd.
	Longview, TX 75601			Houston, TX
15	611 West 38th Street Houston, TX 77018		☒	Billingsly Houston, TX

DESCRIPTION OF DISTRIBUTORSHIP PREMISES

Stewart & Stevenson Services, Inc.	Houston, Texas	January 1, 2004
Distributor Firm Name	City, State/Province	As of Date

B.    DESCRIPTION OF PREMISES LISTED IN “A” ABOVE AND PURPOSE
FOR WHICH EACH IS TO BE USED BY DISTRIBUTOR

Location	Describe Use of Premises for Distributorship Operations Specify: New Products Sales, Service, etc.	No. of Floors					Distance From Main Location
			Area in Square Feet
			Building		Lot
			*D.O. Use	**Other Use	*D.O. Use	*Other Use
Main	Corporate Offices	4	25,000	53,000	25,000	25,000	XXXX
2	New Product Sales, Retail Parts, Service	2	140,000	0	435,600	0	20
3	New Product Sales, Retail Parts, Service	1	100,000	0	235,000	0	250
4	New Product Sales, Retail Parts, Service	1	33,000	0	261,000	0	210
5	New Product Sales, Retail Parts, Service	2	46,000	0	75,000	0	90
6	New Product Sales, Retail Parts, Service	1	37,000	0	190,575	0	200
7	New Product Sales, Retail Parts, Service	1	11,500	0	42,500	0	380
8	Training Center & Warehouse	1	20,500	0	32,124	0	5
9	New Product Sales, Retail Parts, Service	2	77,000	0	25,000	0	375
10	New Product Sales, Retail Parts, Service
11	New Product Sales, Retail Parts, Service	1
12	New Product Sales, Retail Parts, Service		32,283
13	Product Sales, Service & Parts	1	22,400		2 ac
14	Product Sales, Service & Parts	1	50,000		15 ac
15	Power Products Division Headquarters	1	13,848	32,304

DESCRIPTION OF DISTRIBUTORSHIP PREMISES

Stewart & Stevenson Services, Inc.	Houston, Texas	January 1, 2004
Distributor Firm Name	City, State/Province	As of Date

C.    LEASED PREMISES — PROVIDE INFORMATION ON EACH LOCATION
DESIGNATED AS LEASED IN “A” ABOVE

	Term of Lease		Annual	Renewal Options
Location	From	To	Rental	Term and Date Lessor to be Notified	Annual Rent

Main	01/01/89	02/28/05	$1,000,000		$

5	09/25/03	09/30/08	$96,688	Currently in 5 Year Option	$

7	01/01/02	03/31/07	$67,200	None	$

8	03/01/03	05/31/10	$123,360	None	$

9	12/31/98	12/31/04	$259,992	2 – 3 Year Options	$

13	04/30/02	04/30/07	$145,500		$

14	09/25/03	09/25/08	$184,487		$

15	06/01/03	05/31/10	$256,068		$

*D.O. Use means the portion of premises listed in “A” above used for Distributorship Operations.

**Show the portion of the distributorship premises used for any purpose other than performance of Distributor’s obligation under the Distributor

Agreement, and briefly describe such other use or uses.